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

                                            EXHIBIT 11

                                ARBOR DRUGS, INC. AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER SHARE

                                          Three Months Ended       Nine Months Ended
      (In Thousands)                          April 30,                April 30,
                                          ------------------      ------------------
                                            1994        1993        1994        1993
                                          -------     -------     -------     -------
      A.  Net (Loss) Income (a)           $(1,623)    $ 3,878     $ 8,855     $12,921
                                          ========    =======     =======     =======
      Weighted average number of
      common shares outstanding  (a)       16,307      16,227      16,268      16,210

      Effect of the issuance of
      stock options and assumed
      exercise of stock options
      at prices which are lower
      than the average market
      price of the common shares
      during the period, using the
      treasury stock method                   117         185         135         208
                                          -------     -------     -------     -------

      B.  Average number of common
          shares and common
          equivalent shares for
          primary earnings per share       16,424      16,412      16,403      16,418
                                          =======     =======     =======     =======
      Weighted average number of common
      shares outstanding  (a)              16,307      16,227      16,268      16,210

      Effect of the issuance of stock
      options and assumed exercise of
      options at prices which are lower
      than the market price of common
      stock at end of the period when
      such price is higher than average
      market                                  115         185         133         208
                                          -------     -------     -------     -------

      C.  Common shares,
          assuming full
          dilution                         16,422      16,412      16,401      16,418
                                          =======     =======     =======     =======
      Primary earnings per
      share A/B                           $  (.10)    $   .24     $   .54     $   .79
                                          ========    =======     =======     =======

      Fully diluted earnings
      per share  A/C                      $  (.10)    $   .24     $   .54     $   .79
                                          ========    =======     =======     =======

      (a)  These amounts agree with the related amounts in the Condensed Consolidated
           Statements of Operations.
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